Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

EPIEN Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1) (2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Other	Units, each consisting of one share of common stock, $0.0001 par value, and one Warrant	Rule 457(o)	-	-	-	-	-
Equity	Common stock, par value $0.0001 per share, included in the Units(3)	Rule 457(o)	-	-	$25,300,000	0.0000927	$2,345.31
Equity	Warrants to purchase shares of common stock, included in the Units	Rule 457(g)	-	-	-	-		(4)
Equity	Common stock issuable upon exercise of the Warrants	Rule 457(o)	-	-	$25,300,000	0.0000927	$2,345.31
Equity	Representative’s warrants to purchase shares of common stock	Rule 457(g)	-	-	-	-		(4)
Equity	Common stock issuable upon exercise of the Representative’s Warrants(5)	Rule 457(o)	-	-	$1,518,000	0.0000927	$140.72
Equity	Additional Warrants to purchase shares of common stock	Rule 457(g)	-	-	-	-		(4)
Equity	Common stock issuable upon exercise of the additional Warrants(6)	Rule 457(o)	-	-	$50,600,000	0.0000927	$4,690.62

Total Offering Amounts					$102,718,000		$9,521.96
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$9,521.96

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, representative’s warrants to EF Hutton, division of Benchmark Investments, LLC (or its designees) entitling it to purchase up to 5% of the aggregate shares of Common Stock in this offering. We have calculated the proposed maximum aggregate offering price of the common stock underlying the representative’s warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share sold in this offering ($1,265,000, which is 5% of $25,300,000, X 120%).

(6)	There may be issued up to an additional 9,638,094 warrants, each to purchase one share of common stock to certain holders of Warrants, following adjustments to the exercise price of the Warrants. The additional warrants will be exercisable at a price per share which is no less than 50% of the public offering price of the Units.